Exhibit 99.2
Ramco-Gershenson Properties Trust
31500 Northwestern Highway, Suite 300
Farmington Hills, MI 48334
(248) 350-9900
FAX: (248) 350-9925
NYSE: RPT
RAMCO-GERSHENSON CLOSES OFFERING OF 12.075 MILLION COMMON SHARES OF
BENEFICIAL INTEREST, INCLUDING THE EXERCISE OF THE UNDERWRITERS’ OVER-
ALLOTMENT OPTION
FARMINGTON HILLS, Mich., September 16, 2009 — Ramco-Gershenson Properties Trust (NYSE:RPT) today announced that it has closed its previously announced public offering of 12.075 million common shares of beneficial interest, including 1.575 million shares pursuant to the underwriters’ over-allotment option, at $8.50 per share. The joint book-running managers for this offering were J.P. Morgan Securities Inc., Deutsche Bank Securities Inc., and KeyBanc Capital Markets Inc.
Ramco-Gershenson received net proceeds from this offering of approximately $97.3 million after deducting underwriting discounts, commissions and estimated transaction expenses payable by the Trust. Ramco-Gershenson intends to use the net proceeds from the sale to reduce outstanding borrowings under its unsecured revolving credit facility.
Copies of the final prospectus supplement, dated September 10, 2009, relating to these securities may be obtained by contacting J.P. Morgan Securities Inc., Attention: Prospectus Library, 4 Chase Metrotech Center, CS Level, Brooklyn, New York 11245, Telephone: (718) 242-8002; Deutsche Bank Securities Inc., Attention: Prospectus Department, 100 Plaza One, Jersey City, New Jersey 07311, Telephone: (800) 508-4611, Email: prospectusrequest@list.db.com; or, KeyBanc Capital Markets Inc., 800 Superior Avenue, 17th Floor, Cleveland, Ohio 44114, Telephone: (216) 443-2370.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or other jurisdiction.
About Ramco-Gershenson Properties Trust
Ramco-Gershenson Properties Trust, headquartered in Farmington Hills, Michigan, is a fully integrated, self-administered, publicly-traded real estate investment trust (REIT), which owns, develops, acquires, manages and leases community shopping centers, regional malls and single tenant retail properties, nationally. The Trust owns interests in 88 shopping centers totaling approximately 19.3 million square feet of gross leasable area in Michigan, Florida, Georgia, Ohio, Wisconsin, Tennessee, Indiana, New Jersey, Virginia, South Carolina, North Carolina, Maryland and Illinois. For additional information regarding Ramco-Gershenson Properties Trust visit the Trust’s website at www.rgpt.com.
This press release contains forward-looking statements with respect to the operation of certain of the Trust’s properties. Management of Ramco-Gershenson believes the expectations reflected in the forward-looking statements made in this press release are based on reasonable assumptions. Certain factors could occur that might cause actual results to vary, including the ongoing U.S. recession, the existing global credit and financial crisis and other changes in general economic and real estate conditions, changes in the interest rate environment and the availability of financing, adverse changes in the retail industry, our continuing to qualify as a REIT and other factors discussed in the Trust’s reports filed with the Securities and Exchange Commission.

RAMCO-GERSHENSON PROPERTIES TRUST

Contact:
Dawn Hendershot, Director of Investor Relations and Corporate Communications
PHONE: (248) 592-6202
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